Exhibit 99.1

MySize Reports 62% Revenue Growth in First Quarter 2026 as Integrated AI Fashion Platform Continues Expansion

●	Revenue increased 62% year-over-year to $2.39 million
●	Gross profit increased 124% year-over-year
●	Gross margin improved to 39.3%
●	Net loss increased 39% year-over-year
●	Continued expansion of AI sizing, resale and e-commerce ecosystem
●	Strategic integration of Percentil and ShoeSize.Me strengthens platform capabilities

AIRPORT CITY, Israel, May 15, 2026 — MySize, Inc. (NASDAQ: MYSZ), a fashion technology company focused on AI-driven sizing solutions, omnichannel e-commerce, resale platforms and apparel distribution, today announced financial results for the first quarter ended March 31, 2026.

CEO Commentary

“We are pleased with the strong start to 2026, highlighted by 62% year-over-year revenue growth and significant gross margin expansion. During the quarter, we continued executing our strategy of building an integrated fashion technology platform combining AI-driven sizing solutions, e-commerce operations, resale capabilities and international distribution.

We believe MySize is evolving into a next-generation fashion technology platform that leverages AI, data and operational synergies across multiple segments of the global fashion market. The integration of Percentil and ShoeSize.Me, together with the continued growth of Orgad and Naiz Fit, supports our focus on building a scalable and diversified business.

As we continue strengthening our technology portfolio and expanding our operational footprint, we remain committed to disciplined growth, operational efficiency and long-term shareholder value creation.”

— Ronen Luzon, Chief Executive Officer

First Quarter 2026 Financial Highlights

●	Revenue for the first quarter of 2026 increased 62% to approximately $2.39 million, compared to approximately $1.48 million in the first quarter of 2025. The increase was primarily attributable to growth in the Company’s fashion e-commerce operations, as well as the inclusion of revenue generated by Percentil in the consolidated results.

●	Gross profit for the first quarter of 2026 increased 124% to approximately $940 thousand, compared to approximately $420 thousand in the first quarter of 2025. Gross margin improved to 39.3%, compared to 28.4% in the prior-year quarter.

●	Cost of revenue for the first quarter of 2026 was approximately $1.45 million, compared to approximately $1.06 million in the first quarter of 2025, primarily reflecting increased sales activity across the Company’s e-commerce and distribution operations.

●	Research and development expenses for the first quarter of 2026 were approximately $239 thousand, compared to approximately $82 thousand in the first quarter of 2025, primarily due to increased investment in AI technologies, product innovation and operational infrastructure.

●	Sales and marketing expenses for the first quarter of 2026 were approximately $890 thousand, compared to approximately $567 thousand in the first quarter of 2025, primarily driven by higher sales activity and the inclusion of Percentil operating expenses.

●	General and administrative expenses for the first quarter of 2026 were approximately $1.22 million, compared to approximately $831 thousand in the first quarter of 2025, primarily reflecting the expansion of operational activities and integration-related expenses.

●	Net loss for the first quarter of 2026 was approximately $1.48 million, compared to approximately $1.06 million in the first quarter of 2025.

●	As of March 31, 2026, the Company had cash, cash equivalents and restricted cash of approximately $910 thousand.

Strategic and Operational Highlights

●	AI-driven sizing technologies, including Naiz Fit and ShoeSize.Me;
●	Fashion e-commerce operations through Orgad;
●	Second-hand fashion resale operations through Percentil; and
●	International apparel and footwear distribution through Ten Peacks.

The Company believes the combination of AI-driven personalization, fashion resale, e-commerce operations and international distribution creates a differentiated platform designed to address evolving consumer and retailer demands across the global fashion industry.

MySize also continued enhancing its AI and data capabilities through the integration of technologies and consumer datasets across its subsidiaries, supporting future product innovation and operational optimization initiatives.

About MySize, Inc.

MySize, Inc. (NASDAQ: MYSZ) provides AI-driven sizing and commerce solutions designed to increase conversion, reduce returns, and support efficient omnichannel retail operations worldwide. The Company’s portfolio includes proprietary technology platforms serving brands, retailers, and consumers across global markets.

For more information, visit www.mysizeid.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding future operational execution, growth opportunities, integration synergies, profitability, technology development and market expansion. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results may differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Investor Relations Contact

Oren Elmaliah
Chief Financial Officer
MySize, Inc.
ir@mysizeid.com